EXCHANGE AGREEMENT

By and Among

CLIFF ROCK RESOURCES CORP.

(a Nevada corporation),

And

VIRTUAL MEDICAL CENTRE, LIMITED

(An Australian corporation).

May 27, 2010

AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into on May 27, 2010, by and among CLIFF ROCK RESOURCES CORP., a Nevada corporation (the “Parent”), and VIRTUAL MEDICAL CENTRE, LIMITED, an Australian corporation (the “Company”).

WITNESSETH:

WHEREAS, the board of directors of the Parent and the Company have determined that it is fair to and in the best interests of their respective corporations and stockholders for the Parent and the Company to enter into this Agreement in order for the Parent to acquire all of the issued and outstanding ordinary shares of the Company (the “Company Shares”) and for the Company to become a wholly-owned subsidiary of the Parent upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Parent and the Company have also determined that it is fair to and in the best interest of their respective corporations and stockholders for the Parent and the Company to exchange all of the outstanding stock options of the Company (the “Company Options”) for options to purchase common stock of the Parent (the “Parent Options”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Parent and the board of directors of the Company have approved (a) this Agreement in accordance with the Nevada Revised Statutes (the “NRS”) and the Australian Corporations Act 2001 (Cth) and (b) the terms, transactions and conditions set forth herein for the purposes of facilitating the Exchange (as defined herein);

WHEREAS, the requisite Stockholders (as such term is defined in Section 7.2 hereof) have approved this Agreement, the Exchange and the transactions contemplated and described herein, including without limitation the exchange of their Company Shares for shares of common stock of the Parent, par value $0.001 per share (the “Parent Shares”) by entering into a Share Sale Agreement (including the Standard Transfer Form) in the form attached as Exhibit A hereto (the “Share Sale Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

The Exchange

Section 1.1       Manner and Basis of Exchanging Shares.       Upon execution of this Agreement:

(a)       Subject to the terms of Section 1.1(c) below, each Company Share that shall be outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and the Share Sale Agreement without any further action on the part of the holder thereof, be exchanged into the right to receive that number of Parent Shares equal to 71,471,764 divided by the total number of Company Shares issued and outstanding immediately prior to the Effective Time (the “Exchange”), so that after giving effect to the Exchange at the Effective Time, Parent shall be the holder of all of the issued and outstanding Company Shares.  The total number of Parent Shares that shall be issued to the Stockholders shall be 71,471,764 shares.

(b)       Each Stockholder shall exchange its Company Shares for that number of Parent Shares listed under the heading “Total Parent Shares Issued” opposite such Stockholder’s name on the list of Stockholders attached hereto as Schedule 1.1(b), subject to the terms of Section 1.1(c) below.

(c)       The Parent Shares shall be issued to each of the Stockholders listed on Schedule 1.1(b) as follows:

(i)
Stockholders will receive at Closing one or more certificates representing that number of Parent Shares listed under the heading “Parent Shares Issued at Closing” opposite such Stockholder’s name on the list of Stockholders attached hereto as Schedule 1.1(b) (the “Closing Shares”); and

(ii)
Stockholders will deposit at Closing that number of Parent Shares listed under the heading “Parent Shares Held in Escrow” opposite such Stockholder’s name, an aggregate of 20,000,000 Parent Shares, in escrow, in accordance with the terms of Section 4.2 below (the “Escrow Shares”).  The Escrow Agent, as defined in Section 4.2 below, shall hold in escrow for the benefit of such Stockholders, and the Escrow Shares will be released in accordance with Article 4 hereof.

Section 1.2       Manner and Basis of Exchanging Options. Upon execution of this Agreement, the Company Options that shall be outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and the Share Sale Agreement, without any further action on the part of the holders of the Company Options (each a “Company Option Holder”), shall be exchanged into the right to purchase the Parent Options.  Each Company Option Holder shall receive such number of Parent Options listed under the heading “Parent Options Issued at Closing” opposite such Company Option Holder’s name on the list attached hereto as Schedule 1.2.   All Parent Options issued in accordance with this Section 1.2 shall have such terms as are set forth in Schedule 1.2.

Section 1.3       Effective Time.  This Agreement shall become effective upon the execution of this Agreement and the execution and delivery of  a Share Sale Agreement by each of the Stockholders (the “Effective Time”); provided, however, that the Effective Time shall occur on or before 5:00 pm (United States Eastern Day Time) on May 27, 2010 (or such other date as may be mutually agreed on by the parties) or this Agreement shall terminate and be null and void, except for Section 7.6, which shall survive such termination.

Section 1.4       Certificate of Incorporation, By-laws, Directors and Officers.

(a)       The Certificate of Incorporation of the Parent, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Parent from and after the Effective Time until further amended in accordance with applicable law.

(b)       The By-laws of the Parent, as in effect immediately prior to the Effective Time, shall remain in effect from and after the Effective Time until amended in accordance with applicable law, the Certificate of Incorporation and such By-laws.

(c)       The directors, officers and key employees of the Company, including those listed in Section 5.3 below, shall be the directors, officers and key employees of the Parent and each shall hold his respective office or offices from and after the Effective Time until his successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Articles of Incorporation or By-laws of the Parent.

Section 1.5       Assets and Liabilities.  At the Effective Time, the Parent shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of the Company and all the rights, privileges, powers and franchises of each of the Company and the Parent and all property, real, personal and mixed, and all debts due to any of the Company and the Parent on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Company and the Parent, shall be vested in the Parent and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Parent as they were of the several and respective constituent corporations, and the title to any real estate vested by deed or otherwise in the Company and the Parent shall not revert or be in any way impaired by the Exchange; but all rights of creditors and all liens upon any property of any of the Company and the Parent shall be preserved unimpaired, and all debts, liabilities and duties of the Company and the Parent shall thenceforth attach to the Parent and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

Section 1.6       Restricted Securities and Lock-Up.

(a)      The Parent Shares issued to the Stockholders pursuant to this Agreement shall be “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act to the same extent and proportion that the Company Shares were restricted securities.  Parent Shares issued to the Stockholders that are “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act shall be restricted from trading or resale for a period of one (1) year commencing at the Effective Time (the “Restriction”); and

(b)      Each Stockholder agrees that the Parent Shares issued pursuant to Section 1.1(b) above will be subject to a six (6) month voluntary lock up commencing on the Effective Time in accordance with the terms of the Share Sale Agreement (the “Lock Up”).

Section 1.7       Surrender and Exchange of Certificates at Closing.   At Closing (as defined in Section 7.3 herein), (a) upon surrender or deliver by each of the Stockholders of: (i) a certificate or certificates representing Company Shares that were outstanding immediately prior to the Effective Time; or (ii) an affidavit and indemnification in the form reasonably acceptable to counsel for the Parent stating that such Stockholder has lost their certificate or certificates or that such have been destroyed and (b) an executed Share Sale Agreement, Parent shall issue to each record holder of Company Shares (A) a certificate or certificates registered in the name of such Stockholder representing the Closing Shares that such Stockholder shall be entitled to receive as set forth in Section 1.1(c) hereof and (B) a certificate or certificates registered in the name of the Escrow Agent for the benefit of each Stockholder representing the Escrow Shares that such Stockholder shall deposit into Escrow as set forth in Section 1.1(c) hereof.  Until the certificate, certificates or affidavit is or are surrendered together with the Share Sale Agreement as contemplated by this Section 1.7, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding Company Shares shall be deemed, at and after the Effective Time, to represent only the right to receive such number of Parent Shares (Closing Shares and Escrow Shares) specified in Section 1.1 (c) hereof for the holder thereof.

Section 1.8       Surrender and Exchange of Company Options at Closing.   At Closing (as defined in Section 7.3 herein), and upon surrender or deliver by each of the Company Option Holders of their respective Company Options, Parent shall issue to each Company Option Holder a certificate or certificates registered in the name of such Company Option Holder representing the Parent Options that such Company Option Holder is entitled to receive, as set forth in Schedule 1.2 hereof.

Section 1.9       Fractional Shares. No certificates or scrip representing fractional shares shall be issued to the Stockholders on the surrender for exchange of certificates that, immediately prior to the Effective Time, represented Company Shares converted into Parent Shares and evidenced by certificates representing Closing Shares and Escrow Shares, respectively, pursuant to Section 1.1(c) (“Certificates”) and such Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional shares that would have otherwise been issued to such Stockholders.  In lieu of any fractional shares that would have otherwise been issued, each former Stockholder that would have been entitled to receive a fractional share shall, on proper surrender of such person’s Certificates, receive such whole number of Parent Shares as is equal to the precise number of Parent Shares to which such Stockholder would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each such Stockholder shall receive at least one share of Parent Share and the total number of Parent Shares issued pursuant to the Exchange shall not exceed 71,471,764 shares.

Section 1.10       Company Options and Warrants.  At the Effective Time:

(a)        The Company shall cause the termination, as of the Effective Time, of any and all outstanding warrants exercisable to acquire Company Shares, whether vested or unvested, and the Company shall have no warrants issued and outstanding (the “Company Warrants”).

(b)        The parties acknowledge that following the Exchange, the Parent will adopt a Stock Option Plan providing for the issuance of up to 10% of the Parent’s outstanding common stock for potential issuances to employees and consultants of the Company and the Parent.

Section 1.11       Parent Shares.  Parent agrees that it will cause the Parent Shares into which the Company Shares are exchanged at the Effective Time, to be available for such purpose.  Parent further covenants that immediately prior to the Effective Time, and taking into account the cancellation of an aggregate of 32,500,000 shares of Parent Shares, as set forth in Section 6.2(g)(iv) hereof, there will be no more than 12,782,000 shares of Parent Common Stock issued and outstanding and that, except as set forth on Schedule 1.11 no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding, except as described herein.

Section 1.12      Operation of the Company.  The Company acknowledges that upon the effectiveness of this Agreement and the compliance by the Parent and of its duties and obligations hereunder, Parent shall have the absolute and unqualified right to deal with the assets and business of the Company as its own property without limitation on the disposition or use of such assets or the conduct of such business.

Section 1.13      Rule 802 of the Securities Act.  The parties acknowledge that the shares of Parent Common Stock to be issued to the Stockholders pursuant to this Agreement shall neither be registered with the Commission nor with any state of the United States and that the issuance of the shares of Parent Common Stock to the Stockholders will be made pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 of the Securities Act (the “Rule 802 Exemption”) and pursuant to applicable exemptions from state registration requirements.  In order to ensure the availability of the Rule 802 Exemption, the parties agree as follows:

(a)       The Company is a “foreign private issuer” as defined under Rule 405 of the Securities Act.

(b)       No more than 10% of the Company Common Stock to be exchanged by Stockholders into Parent Common Stock pursuant to the terms of this Agreement is held by Stockholders who are U.S. Holders, as defined in Section 7.2 herein. The calculation of U.S. Holders shall be made in accordance with Rule 800(h) of the Securities Act as of a date no more than sixty (60) days before and no more than thirty (30) days after the public announcement of the Exchange, unless the calculation is unable to be made within these times frames, whereby the calculation shall be made as of the most recent practicable date prior to the public announcement of the Exchange, but in no event earlier than one hundred and twenty (120) days prior to the public announcement of the Exchange.

(c)       U.S. Holders of the Company shall be permitted to exchange their shares of Company Common Stock for shares of Parent Common Stock on terms at least as favorable as those offered to Stockholders who are not U.S. Holders.

(d)       Any informational document relating to this Agreement that is disseminated or published to Stockholders in Australia shall also be disseminated and published to Stockholders who are U.S. Holders on a comparable basis to that provided to Stockholders in Australia.

(e)       All such informational documents shall be furnished to the Commission on Form CB by the first business day after dissemination or publication.

(f)       The Company shall assist Parent in preparing all informational documents to ensure that such informational documents comply as to form and content with the requirements of the Commission and Australian law, as applicable.

(g)       A legend in substantially the following form shall be included on the cover page of any informational document disseminated or published to U.S. Holders:

THIS EXCHANGE OFFER AND BUSINESS COMBINATION IS MADE FOR THE SECURITIES OF A FOREIGN COMPANY. THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENT, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE SOME OR ALL OF THE ISSUER’S OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE THE ISSUER’S OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL THE ISSUER’S OFFICERS OR DIRECTORS TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN UNDER THE EXCHANGE OFFER, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

ARTICLE 2

Representation and Warranties of the Company

The Company hereby represents and warrants to Parent as follows:

Section 2.1       Organization, Standing, Subsidiaries, Etc.

(a)      The Company is a corporation duly organized and existing in good standing under the laws of the Country of Australia, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and to carry out the terms hereof and thereof.  Copies of the Certificate of Incorporation and By-laws of the Company that have been delivered to Parent and prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b)      The Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

Section 2.2       Qualification.  The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company taken as a whole (the “Condition of the Company”).

Section 2.3       Corporate Acts and Proceedings.  The execution, delivery and performance of this Agreement, the Share Sale Agreements and any other agreements delivered in connection herewith (together, the “Exchange Documents”) have been duly authorized by the board of directors of the Company and have been approved by the requisite vote or consent of the Stockholders, as applicable, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Exchange Documents and the consummation of the Exchange have been validly and appropriately taken.

Section 2.4       Capitalization of the Company.   As of the Closing Date, there are 61,471,764 Company Shares issued and outstanding, and such issued shares are duly authorized, validly issued, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.  Other than as set forth in Schedule 2.4 hereof, as of the Closing Date, the Company has no outstanding options, warrants, rights or commitments to issue Company Common Stock or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Company Common Stock or other Equity Securities of the Company.

Section 2.5       Indebtedness.  The Company has no Indebtedness for Borrowed Money, except as disclosed on the Balance Sheet.

Section 2.6       Company Stockholders.  To the knowledge of the Company, except as described in Schedule 2.6, there is no voting trust, agreement or arrangement among any of the beneficial holders of Company Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Company Common Stock.

Section 2.7       Compliance with Laws and Instruments.  The conduct of the Company’s business has been and is being conducted in compliance with all applicable laws, rules and regulations, except for such violations which would not have a material adverse effect on the Condition of the Company.  The execution, delivery and performance by the Company of the Exchange Documents and the consummation by the Company of the transactions contemplated by this Agreement: (i) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing, ii) will not cause the Company to violate or contravene (a) any provision of law, (b) any rule or regulation of any agency or government, (c) any order, judgment or decree of any court, or (d) any provision of the Certificate of Incorporation or By-laws of the Company, (iii) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company and (iv) will not result in the creation or imposition of any Lien upon any property or asset of the Company.  The Company is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or By-laws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not materially and adversely affect the Condition of the Company, or any other material agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected.

Section 2.8       Binding Obligations.  The Exchange Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 2.9       Broker’s and Finder’s Fees.  No person, firm, corporation or other entity is entitled by reason of any act or omission of the Company to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or with respect to the consummation of the transactions contemplated hereby or thereby.  The Company shall indemnify and hold Parent harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claims they introduced Company to Parent or assisted with the transactions contemplated by or described herein.

Section 2.10       Financial Statements.  Attached hereto as Schedule 2.10 are the Company’s audited Financial Statements for the fiscal years ended June 30, 2009 and 2008 and the Company’s unaudited balance sheet (the “Balance Sheet”) as of December 31, 2009 (the “Balance Sheet Date”) and the Statement of Operations for the six month period ended December 31, 2009.  Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior accounting periods.

Section 2.11       Changes.  Since the Balance Sheet Date, except as disclosed in Schedule 2.11 hereto, the Company has not (i) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (ii) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (iii) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (iv) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (v) cancelled or compromised any debt or claim, or waived or released any right, of material value, (vi) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, (vii) entered into any transaction other than in the usual and ordinary course of business, (viii) encountered any labor union difficulties, (ix) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (x) suffered or experienced any change in, or condition affecting, the Condition of the Company other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (xi) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (xii) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (xiii) suffered any material loss not reflected in the Balance Sheet or its statement of income for the year ended on the Balance Sheet Date, or (xiv) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 2.12       Employees.  The Company has complied in all material respects with all laws relating to the employment of labor, and the Company has encountered no material labor union difficulties.  Other than pursuant to ordinary arrangements of employment compensation, the Company is not under any obligation or liability to any officer, director or employee of the Company.

Section 2.13       Tax Returns and Audits.  All required federal, state and local Tax Returns of the Company have been accurately prepared and duly and timely filed or extensions with respect thereto have been granted, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid.  The Company is not and has not been delinquent in the payment of any Tax.

Section 2.14       Title to Property and Encumbrances.  The Company has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens (except as set forth in Schedule 2.14) and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business.

Section 2.15       Litigation.  Except as disclosed in Schedule 2.15 hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or its properties or assets and the Company is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding.  The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

Section 2.17       Licenses.  The Company possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company to engage in the business currently conducted by it, all of which are in full force and effect.

Section 2.18       Compliance with Rule 802 of the Securities Act.  The Company is a “foreign private issuer” as defined under Rule 405 of the Securities Act and no more than 10% of the Company Common Stock to be exchanged into Parent Common Stock pursuant to the terms of this Agreement is held by Stockholders who are U.S. Holders, as defined in Section 7.2 herein.

Section 2.19       Intellectual Property.  The Company (i) owns, or possesses adequate rights or licenses to use, all intellectual property (“Intellectual Property”) necessary or material for use in connection with its business, except where the failure to so own or possess such Intellectual Property could not reasonably be expected to have a material adverse effect on the Company, (ii) has good and marketable title to the Intellectual Property free and clear of any encumbrance or holds a valid license agreement or arrangement to use the Intellectual Property and each such license agreement or arrangement to which the Company is a party to is valid and subsisting and, to the knowledge of the Company, is in good standing and there is no default thereunder, (iii) to the best of the knowledge of the Company, no person has threatened, sent notice of, interfered with, infringed upon, misappropriated, or otherwise come into conflict with or commenced any legal proceeding claiming adverse ownership, invalidity or conflict with respect to any of the Intellectual Property or challenging any rights of the Company in and to any of the Intellectual Property, or the right of the Company to use any of the Intellectual Property and (iv) the Company has not threatened, sent notice of or commenced any legal proceeding challenging the intellectual property of any other person and, to the best of the knowledge of the Company, no other person is using any intellectual property which conflicts with, infringes upon or violates the rights of the Company in and to the Intellectual Property.

Section 2.20      No Appraisal Rights.  No Stockholder is entitled to appraisal rights under the Australian Corporations Act 2001 (Cth) or any applicable law.

ARTICLE 3

Representation and Warranties of Parent

Parent represents and warrants to the Company as follows:

Section 3.1       Organization, Standing, Subsidiaries, Etc.

(a)       Parent is a corporation duly organized and existing in good standing under the laws of the state of Nevada.  Parent has delivered to the Company complete and correct copies of their respective Articles of Incorporation and By-laws in effect as of the Closing Date.

(b)       The Parent has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

Section 3.2       Qualification.  The Parent is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent (the “Condition of the Parent.”).

Section 3.3       Corporate Authority.  The Parent and has full corporate power and authority to enter into this Agreement and the other agreements to be made pursuant to the Exchange Documents and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Exchange Documents and such other agreements and documents by Parent (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing.  Each of the Exchange Documents constitutes a legal, valid and binding obligation of Parent (as the case may be), each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 3.4       Capitalization of Parent.  The authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $0.001 per share, of which not more than 12,782,000 shares will be, prior to the Effective Time, issued and outstanding after taking into consideration the cancellation of certain shares of Parent Common Stock, as indicated in Section 6.2(g)(iv) hereof, except that, at the Effective Time or shortly thereafter, Parent shall increase its authorized capital stock to 200,000,000 shares of common stock, par value $0.001, as contemplated by Section 5.4 hereof.  Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent.  There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock.  All outstanding shares of  Parent Common Stock are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person.

Section 3.5       Broker’s and Finder’s Fees.  No person, firm, corporation or other entity is entitled by reason of any act or omission of Parent to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or with respect to the consummation of the transactions contemplated hereby or thereby. Parent indemnifies and holds the Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claims they introduced Parent to, or assisted them with the transactions contemplated by or described herein.

Section 3.6       Validity of Shares.  The s Parent Shares to be issued at the Closing pursuant to Section 1.1(b) hereof, when issued and delivered in accordance with the terms hereof and of the Share Sale Agreements shall be duly and validly issued, fully paid and non-assessable.

Section 3.7       SEC Reporting and Compliance.  Since the filing of its Annual Report on Form 10-K for the fiscal year ended September 30, 2009, the Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (collectively, the “Parent SEC Documents”).  To the Parent’s knowledge, as of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. Since the date of the respective filings, the Parent has not incurred any liabilities except in the ordinary course of business or as reflected in the Parent SEC Documents.  The Parent has not missed any filing deadlines in the last two calendar years.

Section 3.8       Financial Statements.  The balance sheets, and statements of income, changes in financial position and stockholders’ equity contained in the Parent SEC Documents (the “Parent Financial Statements”) (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2009, are as audited by, and include the related opinions of Manning Elliott LLP, Parent’s independent certified public accountants.  The financial information included in the Quarterly Reports on Form 10-Q for the quarter ended December 31, 2009, is unaudited, but reflects all adjustments (including normally recurring accounts) that Parent considers necessary for a fair presentation of such information and have been prepared in accordance with generally accepted accounting principles, consistently applied.

Section 3.9       Governmental Consents.  All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent required in connection with the consummation of the this Agreement shall have been obtained prior to, and be effective as of, the Closing.

Section 3.10       Compliance with Laws and Other Instruments.  The execution, delivery and performance by Parent of this Agreement, and the other agreements to be made by Parent pursuant to or in connection with this Agreement and the consummation by Parent of the transactions contemplated by the Exchange Documents will not cause Parent to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (v) any provision of their respective Articles of Incorporation or By-Laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent is a party or by which Parent or any of its properties are bound.

Section 3.11       No General Solicitation.  In issuing Parent Shares pursuant to this Agreement and the Stock Sale Agreements, neither Parent nor anyone acting on its behalf has offered to sell the Parent Shares by any form of general solicitation or advertising.

Section 3.12       Binding Obligations.  The Exchange Documents constitute the legal, valid and binding obligations of the Parent and are enforceable against the Parent in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.14       Absence of Undisclosed Liabilities.   Parent has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (i) as disclosed in the Parent SEC Documents, (ii) to the extent set forth on or reserved against in the balance sheet of Parent as of December 31, 2009 (the “Parent Balance Sheet”) or the Notes to the Parent Financial Statements, (iii) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since December 31, 2009 (the “Parent Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent (the “Condition of the Parent”), and (iv) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.  At December 31, 2009, Parent’s total liabilities consist of an aggregate of $57,944.

Section 3.15       Changes.  Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents or in Schedule 3.15, the Parent has not (i) incurred any debts, obligations or liabilities, absolute, accrued or, to the Parent’s knowledge, contingent, whether due or to become due, (ii) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Balance Sheet and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (iii) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (iv) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (v) cancelled or compromised any debt or claim, or waived or released any right of material value, (vi) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of the Parent, (vii) entered into any transaction other than in the usual and ordinary course of business, (viii) encountered any labor union difficulties, (ix) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (x) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (xi) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (xii) suffered or experienced any change in, or condition affecting, the financial condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Parent, (xiii) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (xiv) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (xv) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (xvi) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (xvii) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (xviii) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 3.16       Tax Returns and Audits.  All required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent.  The Parent is not and has not been delinquent in the payment of any Tax.  The Parent has not had a Tax deficiency assessed against it.  None of the Parent’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities.  The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

Section 3.17       Litigation.  Except as disclosed in the Parent SEC Documents, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Parent or their properties, assets or business.  To the knowledge of the Parent, Parent is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

Section 3.18       Interested Party Transactions.  Except as disclosed in the Parent SEC Documents, no officer, director or stockholder of the Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Parent has or has had, either directly or indirectly, (i) an interest in any Person that (a) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or (b) purchases from or sells or furnishes to the Parent any goods or services, or (ii) a beneficial interest in any contract or agreement to which the Parent is a party or by which it may be bound or affected.

Section 3.19       Questionable Payments.  The Parent has not, nor to the knowledge of the Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent, has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payments to government officials or employees from corporate funds, (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (iv) made any false or fictitious entries on the books of record of any such corporations; or (v) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.20       Employees.  Other than pursuant to ordinary arrangements of employment compensation, Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.

Section 3.21       Disclosure.  There is no fact relating to Parent that Parent has not disclosed to the Company in writing that materially and adversely affects nor, insofar as Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent.  No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

ARTICLE 4

Financing

Section 4.1       Financing.  After Closing, the Parent shall use all reasonable efforts to raise up to AU$6,000,000 of new investments, either through the issuance of equity, convertible securities or debt, or a combination thereof, at a purchase price of not less than AU$0.30 per share (the “Purchase Price”).

Section 4.2.       Placement of Parent Common Stock in Escrow.  In order to mitigate the effects of the financing set forth in Section 4.1 above, the Stockholders as set forth in Schedule 1.1(b) hereof agree to place the Escrow Shares (described under the heading “Parent Shares Held in Escrow” opposite such Stockholder’s name) with Gersten Savage LLP, as escrow agent (the “Escrow Agent”) pursuant to the terms of an Escrow Agreement, in the form attached hereto as Exhibit A (the “Escrow Agreement”).  One-sixth (1/6) of the Escrow Shares shall be released to the Stockholders, on a pro-rata basis, for every AU$1,000,000 in financing raised by the Parent and/or the Surviving Corporation at a price per share equal to or greater than the Purchase Price (the “Financing Release”).  The preceding sentence notwithstanding, in the event that:

(a)       the Parent consummate one or more financing transactions at a price per share that is less than the Purchase Price, then the Escrow Shares shall be released to the Parent for cancellation, in accordance with Section 4.3 below; or

(b)       after three years from the Closing Date, any remaining Escrow Shares, after giving effect to the Financing Release and the cancellation of shares set forth under Section 4.2(a) above, shall be released to the Stockholders.

Section 4.3       Release of Shares in Escrow.  In the event that the Parent consummates one or more financing transactions at a price per share that is less than the Purchase Price, the Escrow Shares shall be released and returned to the Parent for cancellation at the following rate:

X = Y - (A)(Y)
  B

Where	X =	the number of Escrow Shares to be released for cancellation by Parent.

Y =	the number of shares of Parent Common Stock (and/or Parent Common Stock acquirable upon exercise or conversion of securities issued in the financing.)

A =	the price per share of Parent Common Stock (and/or Parent Common Stock acquirable upon exercise or conversion of securities issued in the financings) issued in the financing.

B =	Purchase Price.

Section 4.4       Foreign Currency Conversion.  For the purposes of this Article 4, the purchase price per share of Parent Common Stock for a financing conducted in a currency other than Australian dollars (“Foreign Currency”) shall be converted into Australian dollars based on the rate of exchange for the conversion of such Foreign Currency into Australian dollars as quoted by the Reserve Bank of Australia on the closing date of such financing.

ARTICLE 5

Additional Agreements

Section 5.1       Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to this Agreement (and, in such case, to proceed with the Exchange as expeditiously as possible).  In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent and the Company shall take all such necessary action.

Section 5.2       Publicity.  No party shall issue any press release or public announcement pertaining to this Agreement that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Common Stock, provided that in such case Parent will use its best efforts to allow Company to review and reasonably approve such press release or public announcement prior to the dissemination thereof.

Section 5.3       Appointment of Officers and Directors.  Immediately upon the Effective Time, Parent shall accept the resignations of its current officers and directors, as provided by Section 6.2(g)(vi) hereof, and shall cause the following persons to be appointed or elected to such office or positions as set forth below:

Name	Position

Wayne Hughes	Chief Executive Officer
Stuart Usher	Chief Financial Officer
Tom Maher	Chief Operating Officer
Andrew Dean	Director
Cliff Rosenberg	Director

Parent shall make all appropriate filings with the Commission to report the change set forth above.

Section 5.4       Parent Name Change and Increase in Authorized Capital of Parent.  In connection with the approval of this Agreement, Parent’s board of directors has recommend amending Parent’s Articles of Incorporation, at the Effective Time or shortly thereafter, to change Parent’s name to Virtual Medical Centre, Inc. and to increase the authorized capital of Parent to 200,000,000 shares of common stock, par value $0.001.  In contemplation of the foregoing, pursuant to the Share Sale Agreements, the Stockholders have provided written consent as stockholders of Parent to the filing of a Certificate of Amendment to amend Parent’s Articles of Incorporation to change the name and increase the authorized capital of Parent pursuant to this Section 5.4.

Section 5.5       SEC Form 8-K Filing.  Parent will file a Form 8-K with the SEC within four business days of the Closing Date.

Section 5.6       SEC Schedule 14F Filing.  Parent will file a Schedule 14F with the SEC within four business days of the Closing Date and take such actions as may be reasonably required to effect the appointment of the directors as contemplated in Section 5.3 of this Agreement.

Section 5.7       SEC Schedule 14C Filing.  Parent will promptly file a Schedule 14C with the SEC to effect the name change of Parent and to increase the authorized capital of Parent, as contemplated in Section 5.4 of this Agreement.

ARTICLE 6

Conditions to Closing

Section 6.1       Parent Obligations.  The obligations of Parent under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.

(a)      Accuracy of Representations and Warranties.  The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time.

(b)       Compliance with Agreement.  The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date, including, but not limited to, causing each Stockholder to execute and deliver a Share Sale Agreement.

(c)       No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Balance Sheet Date, there shall have been no material adverse change in the Condition of the Company.

(d)       Certificate of Officers.  The Company shall have delivered to Parent and a certificate dated the Closing Date, executed on its behalf by the Secretary of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 6.1.

(e)       Payment of Obligations.  The Company shall have cash at Closing sufficient to pay the Parent’s existing accounts payable in the amount of $10,000.  The Company shall also assume and repay the following obligations of the Parent: (i) loans to certain shareholders of the Parent in the amount of $40,944; (ii) accrued legal fees to Maitland & Co. in the amount of $10,000; and (iii) certain accounts payable of the Parent in the amount of $7,000, provided that the obligations listed in (i), (ii) and (iii) hereof shall be repaid upon the consummation of the financing set forth in Article 4 hereof.   In addition, the Company shall assume all of the accounting expenses incurred by the Parent in the amount of CDN$4,225, to be paid as promptly as permitted after Closing, and shall promptly pay the legal expenses incurred by the Parent in connection with the transactions contemplated by this Agreement, provided however, that such legal expenses shall not exceed US$41,658.28.

(f)       Government Approvals.  All government approvals that may be required to effectuate the transactions on the part of the Company, as contemplated herein, shall have been obtained.

(g)       Opinion of Company’s Counsel. Parent shall have received from counsel for the Company, a favorable opinion dated the Closing Date with respect to such matters as are customary in transactions of the type contemplated by this Agreement, including but not limited to an opinion from the Company’s Australian counsel that the Exchange is exempt from the tender offer rules and prospectus requirements under Australian securities laws and that any pre-emptive rights have been effectively waived under Australian securities laws.

(h)       No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by the Exchange Documents.

(i)       Supporting Documents.  Parent shall have received the following:

(i)
 Copies of resolutions of the board of directors and the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Exchange Documents and all other documents and instruments to be delivered pursuant hereto and thereto.

(ii)
A certificate, dated the Closing Date, executed by the Company’s Secretary, certifying that, (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the consummation of the actions contemplated by this Agreement shall have been duly made or obtained, (ii)all material consents by third parties that are required have been obtained; (iii) each Stockholder has executed and delivered a Share Sale Agreement, and (iv) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by the Exchange Documents.

(iii)
Evidence as of a recent date of the good standing and corporate existence of the Company issued by the government of Australia and evidence that the Company is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(iv)	Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent may reasonably request.

(j)        Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent.  The Company shall furnish to Parent such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 6.1 as Parent or its counsel may reasonably request.

(k)       SEC Post-Closing Filing Requirements.  The Company shall have delivered to Parent drafts of the Form 8-K, Schedule 14F, and Schedule 14C for filing with the Commission following Closing, as contemplated in Sections 5.5, 5.6 and 5.7, respectively.

Section 6.2       Company Obligations.  The obligations of the Company under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Company.

(a)       Accuracy of Representations and Warranties.  The representations and warranties of the Parent shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time.

(b)       Compliance with Agreement.  Parent shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c)       No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default of Event of Default, and since the Parent Balance Sheet Date, there shall have been no material adverse change in the Condition of the Parent.

(d)       Certificate of Officers.  Parent shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by its President or other duly authorized officers, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 6.2.

(e)       Government Approvals.  All government approvals that may be required to effectuate the transactions on the part of the Parent as contemplated herein, shall have been obtained.

(f)       Opinion of Parent’s Counsel. The Company shall have received from counsel for Parent, a favorable opinion dated the Closing Date with respect to such matters as are customary in transactions of the type contemplated by this Agreement.

(g)       Supporting Documents.  The Company shall have received the following:

(i)
 Copies of resolutions of Parent’s respective board of directors certified by its Secretary, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement, and all other documents and instruments to be delivered by them pursuant hereto and thereto.

(ii)
A certificate of incumbency executed by the Secretary of Parent certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (i) above and further certifying that the certificates of incorporation and by-laws of Parent appended thereto have not been amended or modified.

(iii)
A certificate, dated the Closing Date, executed by the Secretary of the Parent certifying that  all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the consummation of the actions contemplated by this Agreement shall have been duly made or obtained, and all material consents by third parties required have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of this Agreement or the carrying out of the transactions contemplated by any of the Exchange Documents.

(iv)
A certificate, dated the Closing Date, executed by the Secretary of the Parent, stating that 32,500,000 shares of Parent Common Stock have been cancelled and that the number of shares of Parent Common Stock issued and outstanding on a fully diluted basis as of the Closing Date is no more than 12,782,000 shares.

(v)
An agreement in writing from Manning Elliot LP, in form and substance reasonably satisfactory to the Company, to deliver copies of the audit opinions with respect to any and all financial statements of Parent that had been audited by such firm.

(vi)	The executed resignation of all of the directors and officers of Parent, with the resignation to take effect at the Effective Time.

(vii)
Evidence as of a recent date of the good standing and corporate existence of each of the Parent issued by the Secretary of State of Nevada and evidence that the Parent is qualified to transact business as foreign corporations and are in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary.

(viii)	Evidence that Parent has all tax returns required to be filed in the state of Nevada and that Parent has no liabilities for taxes or penalties for failure to timely file tax returns.

(ix)	Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

(h)      Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be mutually satisfactory in form and substance to the Company and Parent shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 6.2 as the Company may reasonably request.

ARTICLE 7

Miscellaneous

Section 7.1.      Amendment of Agreement.  This Agreement may be amended or modified at any time in all respects by an instrument in writing executed in the case of this Agreement by the parties hereto.

Section 7.2.       Definitions.  Unless the context otherwise requires, the terms defined in this Section 7 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall mean this Agreement.

“Balance Sheet” and “Balance Sheet Date” shall have the meanings assigned to such terms in Section 2.10 hereof.

 “Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 7.3 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall mean Virtual Medical Centre, Limited, an Australian corporation.

“Company Common Stock” shall mean the Common Stock of the Company.

“Company Option Holder” shall have the meaning assigned to it in Section 1.2 hereof.

“Condition of the Company” shall have the meaning assigned to it in Section 2.2 hereof.

“Condition of the Parent” shall have the meaning assigned to it in Section 3.14 hereof.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement, if such default or failure in performance shall remain un-remedied for five (5) days.

 “Effective Time” shall have the meaning assigned to it in Section 1.3 hereof.

“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

“Exchange” shall have the meaning assigned to it in Section 1.1 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Documents” shall have the meaning assigned to it in Section 2.3 hereof.

“Event of Default” shall mean (a) the failure of the Company to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

“Indebtedness” shall mean any obligation of the Company which under generally accepted accounting principles is required to be shown on the balance sheet of the Company as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry.  An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter, or would have had “knowledge” of such particular fact or matter after due inquiry.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“NRS” means the Nevada Revised Statutes, as amended.

“Parent” shall mean Cliff Rock Resources Corp., a Nevada corporation.

“Parent Balance Sheet” and “Parent Balance Sheet Date” shall have the meaning assigned to it in Section 3.14 hereof.

“Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.

“Parent Financial Statements” shall have the meaning assigned to it in Section 3.9 hereof.

“Parent SEC Documents” shall have the meaning assigned to it in Section 3.8 hereof.

 “Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholders” shall mean the stockholders of the Company.

 “Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

“U.S. Holder” shall have the meaning ascribed to such term under Rule 800(h) of the Securities Act.

Section 7.3.       Closing.  The closing of the Exchange (the “Closing”) shall occur concurrently with the Effective Time (the “Closing Date”).  The Closing shall occur at the offices of Gersten Savage LLP, 600 Lexington Avenue, New York, New York 10022.  At the Closing, Parent shall present to the Company for delivery to each Stockholder the certificate representing the Closing Shares and the Escrow Agent with certificates representing the Escrow Share, as contemplated to be issued pursuant to Section 1.1(c) hereof.  Such presentment for delivery shall be against delivery to Parent of the certificates, opinions, agreements and other instruments referred to in Section 6.1 hereof, and the certificates representing all of the Company Shares issued and outstanding immediately prior to the Effective Time. Parent will deliver at such Closing to the Company the officers’ certificate and opinion referred to in Section 6.2 hereof. All of the other documents and certificates and agreements referenced in Section 6 will also be executed as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

Section 7.4       Notices.  Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Parent:

Cliff Rock Resources, Corp.
Attn:  Dr. Michael Raymont
2436 – 27th Street SW
Calgary, Alberta, Canada T3E 2G3
Facsimile: (303) 629-3450

With a copy to:

Dorsey & Whitney LLP
370 17th Street, Suite 4700
Denver, Colorado 80202
Facsimile: (303) 629-3450

If to the Company:

Virtual Medical Centre, Limited
L1, 414 Scarborough Beach Road
Osborne Park
WA 6017
Australia
Facsimile: +61-8-93880611

With a copy to:

Gersten Savage LLP
Attn:  Arthur S. Marcus, Esq.
600 Lexington Ave., 9th Floor
New York, NY 10022

Facsimile:  (212) 980-5192

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing or facsimile transfer.  Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

Section 7.5       Entire Agreement.  This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

Section 7.6       Expenses.  The Company shall pay all of the reasonable legal, accounting and other expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement, provided that the expenses of the Parent for which the Company shall be liable to pay shall not exceed $25,000.

Section 7.7       Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.8       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the others, which may be withheld in its sole discretion, and any such transfer or assignment without said consent shall be void.

Section 7.9       No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

Section 7.10       Counterparts.  This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

Section 7.11       Recitals, Schedules and Exhibits.  The recitals and schedules to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

Section 7.12       Section Headings and Gender.  The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

Section 7.13       Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Nevada.  This Agreement and the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the courts of Nevada.  The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the state of Nevada by virtue of a failure to perform an act required to be performed in the state of Nevada.  The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the state of Nevada for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:

CLIFF ROCK RESOURCES CORP.

By:	/s/ Michael Raymont
Name: Michael Raymont
Title: President

THE COMPANY:

VIRTUAL MEDICAL CENTRE, LIMITED

By:	/s/ Wayne Hughes
Name: Wayne Hughes
Title: Managing Director

Schedule 1.1(b)

List of Stockholders and Number of Parent Shares to be Issued to Each.

Schedule 1.11

NONE.

Schedule 1.2

Option Holders

Schedule 2.4

Outstanding options, warrants, rights or commitments of the Company

Schedule 2.6,

Voting trust, Agreement or other Arrangements

NONE.

Schedule 2.10

Company’s Financial Statements

[Please see Exhibit 99.1 & 99.2]

Schedule 2.11

Company debts, obligations or liabilities

NONE.

Schedule 2.14

Liens

NONE.

Schedule 2.15

Legal action, suit, arbitration or other legal, administrative or other governmental proceeding

NONE.

Schedule 3.15,

Parent debts, obligations or liabilities

NONE.